Exhibit 99.3

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Astria Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Astria Therapeutics, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Navenibart Accrued and Prepaid Research and Development Costs

Description of the Matter
The Company’s accrued contracted costs for research and development expenses totaled $6.2 million at December 31, 2024, including accruals related to the Company’s Navenibart (STAR-0215) clinical trials. In addition, the Company’s prepaid expenses and other current assets were $6.5 million and the Company’s other non-current assets were $2.6 million, which included amounts that were paid in advance of services incurred pursuant to the Navenibart clinical trials. As discussed in Note 2 to the consolidated financial statements, the Company analyzes the progress of the clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the prepaid and accrued balances at the end of any reporting period for the Company’s Navenibart clinical trials. The Company is required to estimate such prepaids and accruals using judgment based on certain information, including actual costs incurred or level of effort expended, as provided by its vendors. Payments for such activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected on the consolidated balance sheet within prepaid and other current assets or accrued expenses.

Auditing the Company’s accrued and prepaid research and development costs for the Company’s Navenibart clinical trials was complex, as accounting for the costs associated with the clinical trials requires subjective estimates of the level of services performed and the associated costs incurred by service providers. Furthermore, due to the duration of the Company’s Navenibart clinical trials, and the timing of information received from third parties, the actual amounts incurred are not typically known at the time the consolidated financial statements are issued.

How We Addressed the Matter in Our Audit
To evaluate the accrued and prepaid research and development costs for the Navenibart clinical trials, our audit procedures included, among others, testing the accuracy and completeness of the underlying data used in the estimates and evaluating the significant judgments and estimates made by management to determine the recorded accruals and prepayments. To test the significant judgments and estimates, we corroborated the progress of research and development activities through discussion with the Company’s research and development personnel that oversee the research and development projects and inspected the Company’s contracts with third parties and any pending change orders to assess the impact on amounts recorded. In addition, we inspected information obtained by the Company from third party vendors, which included the vendors’ estimate of costs incurred to date. We obtained vendors direct confirmations to confirm cost incurred as of year-end to verify that accruals are complete and accurate. We also analyzed fluctuations in accruals by vendor and by program throughout the period subject to audit and tested subsequent invoices received from third party vendors.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2010.

Boston, Massachusetts

March 11, 2025

Astria Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$59,820	$175,530
Short-term investments	268,312	71,000
Prepaid expenses and other current assets	6,511	4,412
Total current assets	334,643	250,942
Right-of-use asset	5,114	363
Other assets	2,606	3,361
Total assets	$342,363	$254,666
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,320	$1,513
Accrued expenses	13,427	9,708
Current portion of operating lease liabilities	1,384	329
Total current liabilities	19,131	11,550
Long-term portion of operating lease liabilities	3,969	-
Total liabilities	23,100	11,550
Commitments (Note 6)
Stockholders’ equity:
Preferred stock, $0.001 par value per share, 4,908,620 shares authorized and no shares issued or outstanding	-	-
Series X redeemable convertible preferred stock, $0.001 par value per share, 91,380 shares authorized; 31,107 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	95,324	95,324
Common stock, $0.001 par value per share, 150,000,000 shares authorized; 56,434,219 and 41,034,797 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	57	41
Additional paid-in capital	898,513	728,285
Accumulated other comprehensive gain	163	-
Accumulated deficit	(674,794)	(580,534)
Total stockholders’ equity	319,263	243,116
Total liabilities and stockholders’ equity	$342,363	$254,666

The accompanying notes are an integral part of these consolidated financial statements.

Astria Therapeutics, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$77,106	$42,127
General and administrative	34,452	25,704
Acquired in-process research and development	-	15,199
Total operating expenses	111,558	83,030
Loss from operations	(111,558)	(83,030)
Other income (expense):
Interest and investment income	17,360	10,201
Other expense, net	(62)	(62)
Total other income, net	17,298	10,139
Net loss	(94,260)	(72,891)
Net loss per share attributable to common shareholders - basic and diluted	$(1.68)	$(2.42)
Weighted-average common shares outstanding used in net loss per share - basic and diluted	56,161,249	30,123,316

The accompanying notes are an integral part of these consolidated financial statements.

Astria Therapeutics, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2024	2023

Net loss	$(94,260)	$(72,891)
Other comprehensive gain:
Unrealized gain on short-term investments, net of tax of $0	163	79
Total other comprehensive gain:	163	79
Comprehensive loss	$(94,097)	$(72,812)

The accompanying notes are an integral part of these consolidated financial statements.

Astria Therapeutics, Inc.
Consolidated Statements of Stockholders’ Equity
(in thousands, except share data)

	Series X	Series X
	redeemable	redeemable
	convertible	convertible						Total
	preferred stock,	preferred stock,	Common stock,	Common stock,	Additional paid -		Accumulated other	stockholders’
	shares	value	shares	par value	in capital	Accumulated deficit	comprehensive loss	equity
Balance at December 31, 2022	31,455	$96,398	27,501,340	$28	$632,512	$(507,643)	$(79)	$221,216
Issuance of common stock upon the conversion of preferred stock	(348)	(1,074)	57,910	-	1,074	-	-	-
Issuance of common stock and warrants pursuant to an underwriting agreement, net of underwriter’s discount and issuance costs	-	-	8,253,895	8	59,472	-	-	59,480
Issuance of common stock for at-the-market offerings, net of issuance costs	-	-	4,738,606	5	28,493	-	-	28,498
Issuance of common stock upon exercise of options and warrants	-	-	483,046	-	420	-	-	420
Stock-based compensation expense	-	-	-	-	6,314	-	-	6,314
Unrealized gain on short-term investments	-	-	-	-	-	-	79	79
Net loss	-	-	-	-	-	(72,891)	-	(72,891)
Balance at December 31, 2023	31,107	95,324	41,034,797	41	728,285	(580,534)	-	243,116
Issuance of common stock pursuant to an underwriting agreement, net of underwriter’s discount and issuance costs	-	-	10,340,000	10	117,162	-	-	117,172
Issuance of common stock for at-the-market offerings, net of issuance costs	-	-	4,450,425	5	35,240	-	-	35,245
Issuance of common stock upon exercise of options and warrants	-	-	608,997	1	4,784	-	-	4,785
Stock-based compensation expense	-	-	-	-	13,042	-	-	13,042
Unrealized gain on short-term investments	-	-	-	-	-	-	163	163
Net loss	-	-	-	-	-	(94,260)	-	(94,260)
Balance at December 31, 2024	31,107	$95,324	56,434,219	$57	$898,513	$(674,794)	$163	$319,263

The accompanying notes are an integral part of these consolidated financial statements.

Astria Therapeutics, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2024	2023
Operating activities
Net loss	$(94,260)	$(72,891)
Reconciliation of net loss to net cash used in operating activities:
Stock-based compensation expense	13,042	6,314
Right-of-use asset- operating lease	1,004	585
Accretion of discount/premium on investment securities	(5,611)	(86)
Other non-cash items	70	46
Changes in assets and liabilities:
Prepaid expenses and other assets	(1,252)	(4,546)
Lease liability - operating lease	(731)	(610)
Accounts payable	2,807	725
Accrued expenses	3,719	2,018
Net cash used in operating activities	(81,212)	(68,445)
Investing activities
Purchases of short-term investments	(4,244,538)	(1,924,423)
Sales and maturities of short-term investments	4,053,000	2,059,500
Purchases of property and equipment	(325)	(25)
Net cash (used in) provided by investing activities	(191,863)	135,052
Financing activities
Proceeds from public offering, net of underwriting discounts and issuance costs	117,172	59,480
Proceeds from at-the-market offering, net of issuance costs	35,245	28,498
Proceeds from exercise of stock options and warrants	4,785	420
Net cash provided by financing activities	157,202	88,398
Net (decrease) increase in cash, cash equivalents and restricted cash	(115,873)	155,005
Cash, cash equivalents and restricted cash, beginning of period	175,693	20,688
Cash, cash equivalents and restricted cash, end of period	$59,820	$175,693
Supplemental disclosure of non-cash transactions:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$5,753	$-
Conversion of Series X Preferred Stock into common stock	$-	$1,074
Purchases of property and equipment in accounts payable and accrued liabilities	$-	$17
Public offering issuance costs in accrued expenses	$-	$120

The accompanying notes are an integral part of these consolidated financial statements.

Astria Therapeutics, Inc.
Notes to Consolidated Financial Statements

1.	Nature of Business

The Company

Astria Therapeutics, Inc. (the “Company”), is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for allergic and immunological diseases. The Company’s lead product candidate is navenibart, formerly known as STAR-0215, a potential best-in-class monoclonal antibody inhibitor of plasma kallikrein in clinical development for the treatment of hereditary angioedema (“HAE”), a rare, debilitating and potentially life-threatening disease. The Company’s second product candidate is STAR-0310, a monoclonal antibody OX40 antagonist that is in preclinical development for the treatment of atopic dermatitis (“AD”), an immune disorder associated with loss of skin barrier function and itching. The Company was incorporated in the State of Delaware on June 26, 2008.

License Agreement

On October 4, 2023, the Company entered into a license agreement (the “Ichnos License Agreement”) with Ichnos Sciences SA and Ichnos Sciences Inc. (collectively, “Ichnos”) pursuant to which Ichnos granted to the Company an exclusive (even as to Ichnos and its affiliates), worldwide, and sublicensable right and license to certain patent rights and related know-how (collectively, the “Licensed Intellectual Property”), to develop, manufacture, and commercialize Ichnos’ proprietary OX40 portfolio. The OX40 portfolio includes Ichnos’ proprietary OX40 antagonist monoclonal antibody, with the generic name telazorlimab and also referred to by Ichnos as “ISB 830” as well as Ichnos’ proprietary affinity matured next generation OX40 antagonist monoclonal antibody referred to by Ichnos as “ISB 830-X8” and referred to by the Company as “STAR-0310 candidate” (collectively, the “Licensed Compounds”). The Company agreed to use commercially reasonable efforts to develop, obtain regulatory approval for, and commercialize at least one product that contains or comprises a Licensed Compound (a “Licensed Product”) in the United States, France, Germany, Italy, Spain, the United Kingdom and Japan.

Under the terms of the Ichnos License Agreement, the Company paid Ichnos a one-time upfront license fee of $15.0 million in October 2023. The Company is obligated to pay Ichnos up to $305.0 million in milestones, consisting of up to $20.0 million upon the achievement of certain development milestones, up to $70.0 million upon the achievement of certain regulatory milestones and up to $215.0 million upon the achievement of certain commercial milestones, in each case in up to three indications with respect to the first applicable Licensed Product to achieve such milestone events. The Company is also obligated to pay Ichnos tiered royalties ranging from a mid-single-digit percentage to a low-double-digit percentage on aggregate annual net sales of all Licensed Products. The Company is obligated to pay royalties on a Licensed Product-by-Licensed Product and country-by-country basis until the latest of: (i) the expiration of the last valid claim covering the composition of matter of such Licensed Product in such country; (ii) the expiration of the last regulatory exclusivity with respect to such Licensed Product in such country; and (iii) twelve years following the first commercial sale of such Licensed Product in such country. The royalty rate is subject to reduction on a Licensed Product-by-Licensed Product and country-by-country basis under certain circumstances.

Liquidity

On October 16, 2023, the Company closed an underwritten offering (the “October 2023 Financing”) of (i) 8,253,895 shares of common stock and accompanying common stock warrants to purchase an aggregate of 6,190,418 shares of common stock and (ii), in lieu of common stock to certain investors, pre-funded warrants to purchase up to an aggregate of 1,571,093 shares of common stock and accompanying common stock warrants to purchase up to an aggregate of 1,178,320 shares of common stock for aggregate gross proceeds of $64.0 million and net proceeds of $59.5 million. The October 2023 Financing included 2,727,340 shares of common stock, 3,223,824 common stock warrants and 1,571,093 pre-funded warrants issued to related parties.

On February 1, 2024, the Company closed an underwritten offering of 10,340,000 shares of its common stock (the “February 2024 Financing”). The gross proceeds of the February 2024 Financing were $125.0 million and net proceeds were $117.2 million.

In June 2021, the Company entered into an Open Market Sale AgreementSM with Jefferies LLC (“Jefferies”), pursuant to which the Company could issue and sell shares of common stock under an at-the-market offering program (the “2021 ATM Program”), which was completed in the first quarter of 2024. In March 2024, the Company entered into a new Open Market Sale AgreementSM with Jefferies, pursuant to which the Company is able to issue and sell up to $150.0 million of shares of common stock under an at-the-market offering program (the “2024 ATM Program” and collectively with the 2021 ATM Program, the “ATM Programs”). The Company pays Jefferies commissions of up to 3% of the gross proceeds from any common stock sold through the ATM Programs. During the year ended December 31, 2024, the Company sold an aggregate of 4,450,425 shares of common stock under the ATM Programs for gross proceeds of $36.2 million and net proceeds of $35.2 million.

During the year ended December 31, 2023, the Company sold an aggregate of 4,738,606 shares of common stock under the 2021 ATM Program for gross proceeds of $29.4 million and net proceeds of $28.5 million. As of December 31, 2024, the Company had an accumulated deficit of $674.8 million and had available cash, cash equivalents and short-term investments $328.1 million. The Company estimates its existing cash, cash equivalents, and short-term investments are sufficient to sustain operations for at least twelve months from the issuance of these consolidated financial statements.

The Company has not generated any product revenues and has financed its operations primarily through public offerings and private placements of its equity securities. There can be no assurance that the Company will be able to obtain additional debt, equity or other financing or generate product revenue or revenues from collaborative partners, on terms acceptable to the Company, on a timely basis or at all. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations, and financial condition. The Company is subject to a number of risks similar to other life science companies, including, but not limited to, successful discovery and development of its drug candidates, raising additional capital, development by its competitors of new technological innovations, protection of proprietary technology and regulatory approval and market acceptance of the Company’s products. The Company has been primarily involved with research and development activities and has incurred operating losses and negative cash flows from operations since its inception. The Company anticipates that it will continue to incur significant operating losses for the next several years as it continues to develop its product candidates.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Astria Securities Corporation and Quellis Biosciences, LLC, successor in interest to Quellis Biosciences, Inc. All intercompany balances and transactions have been eliminated in consolidation. These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from such estimates.

The Company utilizes certain estimates to record expenses relating to research and development contracts and the valuation of stock-based awards and warrants. These contract estimates, which are primarily related to the length of service of each contract and the amount of service provided as of each measurement date, are determined by the Company based on input from internal project management, as well as from service providers.

Off-Balance Sheet Risk

The Company has no off-balance sheet risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Concentrations of Credit Risk and Significant Suppliers

Financial instruments that subject the Company to credit risk primarily consist of cash, cash equivalents, short-term investments and restricted cash. The primary objectives for the Company’s investment portfolio are the preservation of capital and the maintenance of liquidity. The Company’s investment policy includes guidelines on the quality of the institutions and financial instruments and defines allowable investments that the Company believes minimizes the exposure to concentration of credit risk.

The Company is dependent on third-party manufacturers and contract research organizations to supply products for research and development activities in its programs and to conduct clinical trials. In particular, the Company relies and expects to continue to rely on a small number of manufacturers to supply it with its requirements for the active pharmaceutical ingredients, other raw materials, formulated drugs and drug-device combinations related to these programs in addition to reliance on the conduct of the clinical trial to be performed. These programs could be adversely affected by a significant interruption in the supply of active pharmaceutical ingredients, other raw materials and formulated drugs or an interruption in the provision of services provided by the Company’s contract research organizations.

Cash and Cash Equivalents and Restricted Cash

The reconciliation of cash, cash equivalents and restricted cash reported within the applicable balance sheet that sum to the total of the same such amount shown in the statement of cash flows is as follows (in thousands):

	December 31,
	2024	2023
Cash and cash equivalents	$59,820	$175,530
Restricted cash	-	163
Total	$59,820	$175,693

Short-Term Investments

The Company classifies all corporate debt securities with a remaining maturity of greater than three months and reverse repurchase agreements with a remaining maturity of greater than one business day at the time of purchase as short-term investments. Short-term investments are recorded at fair value, with the unrealized gains and losses reported in other comprehensive loss. The amortized cost of debt securities is adjusted for the amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest and investment income. Realized gains and losses, interest, dividends and declines in value judged to be other-than-temporary are included in interest and investment income.

At each reporting date, the Company performs an evaluation of impairment to determine if any unrealized losses are the result of credit losses. Impairment is assessed at the individual security level. Factors considered in determining whether a loss resulted from a credit loss or other factors include the Company’s intent and ability to hold the investment until the recovery of its amortized cost basis, the extent to which the fair value is less than the amortized cost basis, the length of time and extent to which fair value has been less than the cost basis, the financial condition of the issuer, any historical failure of the issuer to make scheduled interest or principal payments, any changes to the rating of the security by a rating agency, any adverse legal or regulatory events affecting the issuer or issuer’s industry, and any significant deterioration in economic conditions.

The cost of securities sold is based on the specific identification method for purposes of recording realized gains and losses. To determine whether an other-than-temporary impairment exists, the Company considers whether it has the ability and intent to hold the investment until a market price recovery, and whether evidence indicating the recoverability of the cost of the investment outweighs evidence to the contrary.

Fair Value of Financial Instruments

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and Level 3 inputs are unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reflected in the balance sheets for cash equivalents, restricted cash, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values at December 31, 2024 and 2023, due to their short-term nature. There have been no changes to the valuation methods during the years ended December 31, 2024 and 2023. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of assets or liabilities between levels during the years ended December 31, 2024 and 2023.

The Company’s investment portfolio may include fixed income securities that do not always trade on a daily basis. As a result, the pricing services used by the Company apply other available information as applicable through processes such as benchmark yields, benchmarking of like securities, sector groupings and matrix pricing to prepare valuations. The Company validates the prices provided by its third-party pricing services by obtaining market values from other pricing sources and analyzing pricing data in certain instances. The Company also invests in certain reverse repurchase agreements which are collateralized by deposits in the form of United States Government Securities and Obligations for an amount no less than 102% of their value. The Company does not record an asset or liability for the collateral as the Company is not permitted to sell or re-pledge the collateral. The collateral has at least the prevailing credit rating of United States Government Treasuries and Agencies. The Company utilizes a third-party custodian to manage the exchange of funds and ensure that collateral received is maintained at 102% of the value of the reverse repurchase agreements on a daily basis.

Impairment of Long-Lived Assets

The Company continually evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may be impaired. The Company has not recognized any significant impairment charges from inception through December 31, 2024.

Accrued and Prepaid Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include salaries and personnel-related costs, stock-based compensation, consulting fees, fees paid for contract research services, the costs of laboratory equipment and facilities and other external costs. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are deferred. The deferred amounts are expensed as the related goods are delivered or the services are performed.

The Company records accruals for estimated ongoing research and development costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances and prepaid balances at the end of any reporting period. Actual results could differ from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statements of operations based on their grant date fair values. For granted stock options, the Company estimates the grant date fair value of each option award using the Black-Scholes option-pricing model. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the Company’s common stock consistent with the expected term of the option, risk-free interest rates and expected dividend yields of the Company’s common stock.

For awards subject to service-based vesting conditions, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period.

The Company expenses restricted stock awards based on the fair value of the award on a straight-line basis over the associated service period of the award.

Due to the lack of company-specific historical and implied volatility data of its common stock, the Company does not have sufficient relevant historical data to support its expected volatility. As such, the Company has used a weighted average of expected volatility based on a combination of the Company’s own historical volatility and volatilities of a representative group of publicly traded biopharmaceutical companies. For purposes of identifying representative companies, the Company considered characteristics such as number of product candidates in early stages of product development, area of therapeutic focus, and length of trading history. The expected volatility was determined using the weighted average of the Company’s own historical volatility and an average of the historical volatilities of the representative group of companies for a period equal to the expected term of the option grant. The Company intends to continue to consistently apply this process using the same representative companies until sufficient historical information regarding the volatility of the Company’s own share price becomes available or until circumstances change, such that the identified entities are no longer representative companies. In the latter case, more suitable, similar entities whose share prices are publicly available would be utilized in the calculation.

The Company uses the “simplified method” to estimate the expected term of stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the contractual term (ten years) and the vesting term (generally four years) of the Company’s stock options, taking into consideration multiple vesting tranches. The Company utilizes this method due to lack of historical exercise data and the plain-vanilla nature of the Company’s share-based awards.

The risk-free rate was based on the yield curve of United States Treasury securities with periods commensurate with the expected term of the options being valued.

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing net loss attributable to common stockholders by the weighted average shares outstanding during the period, without consideration for common stock equivalents. The Company has included pre-funded warrants to purchase 1,571,093 shares of common stock at an exercise price of $0.001 in its computation of basic net loss per share. Diluted net loss per share attributable to common stockholders is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the Company’s dilutive net loss per share attributable to common stockholders calculation, stock options and warrants to purchase the Company’s common stock were considered to be common stock equivalents but were excluded from the calculation of diluted net loss per share attributable to common stockholders, as their effect would be anti-dilutive; therefore, basic and diluted net loss per share attributable to common stockholders were the same for all periods presented.

The following common stock equivalents were excluded from the calculation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2024	2023
Stock options	6,850,889	3,553,969
Common stock warrants	6,796,280	7,700,596
Series X Preferred Stock	5,184,591	5,184,591
	18,831,760	16,439,156

Income Taxes

The Company provides deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more likely than not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC Topic 740, Expenses—Income Taxes. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company did not have any uncertain tax positions for any periods presented.

The Company assesses the impact of various tax reform proposals and modifications to existing tax treaties in all jurisdictions where it has operations to determine the potential effect on its business and any assumptions the Company has made about its future taxable income. The Company cannot predict whether any specific proposals will be enacted, the terms of any such proposals or what effect, if any, such proposals would have on its business if they were to be enacted. Beginning in 2022, the Tax Cuts and Jobs Act of 2017 eliminates the option to deduct research and development expenditures and requires taxpayers to amortize expense incurred in the United States over five years, and expense incurred outside of the United States over fifteen years. The United States Congress is considering legislation that would defer the amortization requirement to future periods, however, the Company has no assurance that the provision will be repealed or otherwise modified.

Segment Information

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision maker, or CODM, in making decisions on how to allocate resources and assess performance. The CODM is the Company’s Chief Executive Officer. The Company views its operations as and manages its business in one operating segment, focused on the discovery, development and commercialization of novel therapeutics for allergic and immunological diseases. The Company operates in one geographic segment. Segment information is further described in Note 11, ”Segment Reporting”.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. Other comprehensive loss for all periods presented consists solely of unrealized gains (losses) on available-for-sale securities.

Leases

The Company determines if an arrangement is a lease at inception. Leases that are economically similar to the purchase of assets are generally classified as finance leases; otherwise the leases are classified as operating leases. The Company has elected not to recognize leases with an original term of one year or less on the balance sheet. Options to renew a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will renew. Leases with a term greater than one year are recognized on the balance sheet as right-of-use (“ROU”) assets, current portion of lease obligations, and long-term lease obligations. The Company does not currently hold any financing leases.

ROU lease assets represent the Company’s right to use an underlying asset for the lease term and lease obligations represent the Company’s obligation to make lease payments arising from the lease. Operating ROU lease assets and obligations are recognized at the commencement date based on the present value of lease payments over the lease term. However, certain adjustments to the ROU asset may be required for items such as incentives received. The Company has elected as an accounting policy to combine lease and non-lease components, such as common area maintenance, for all classes of underlying assets. As the Company’s facility leases do not provide an implicit interest rate, the Company uses its estimated incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment at the commencement date. To estimate its incremental borrowing rate, a credit rating applicable to the Company is estimated using synthetic credit rating analysis since the Company does not currently have a rating agency-based credit rating.

The Company’s ROU lease assets also include any lease payments made and excludes lease incentives. The Company would recognize facility leases that include options to terminate the lease that would affect the lease period when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments under facility leases are recognized on a straight-line basis over the lease term.

Acquired In-Process Research and Development

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, which includes transaction costs. Goodwill is not recognized in asset acquisitions. In an asset acquisition, the cost allocated to acquire in-process research and development (“IPR&D”) with no alternative future use is charged to expense at the acquisition date. Refer to “License Agreement” below in this Note 2 for a more detailed description of the accounting policy utilized for the recent asset acquisition.

Preferred Stock Discount

In February 2021, the Company issued Series X Preferred Stock in a private placement transaction. It was determined that this transaction resulted in recognition of a beneficial conversion feature, which was valued based on the difference between the price of the shares of common stock on the date of commitment and the conversion price on the closing date, resulting in a total value of $19.6 million. Additionally, the Company incurred total issuance costs of $5.7 million related to the private placement. Both of these features were recorded as a discount on Series X Preferred Stock recognized at the close of the transaction. These features are analogous to preferred dividends and are recorded as a non-cash return to holders of Series X Preferred Stock through additional paid in capital. The discount related to the beneficial conversion feature is recognized through the earliest possible date of conversion, which occurred upon the stockholder approval of the conversion in June 2021. The issuance costs are recognized as a dividend at the time of conversion to common shares. As of December 31, 2024, $24.4 million of the above amounts were accounted for as a non-cash dividend related to shares of Series X Preferred Stock, and $0.9 million remained to be recognized upon future conversion.

License Agreement

On October 4, 2023, the Company entered into the Ichnos License Agreement, with Ichnos as discussed in Note 1, “Organization and Operations”. Under the terms of the Ichnos License Agreement, the Company paid Ichnos a one-time upfront license fee of $15.0 million in October 2023. The Company concluded that the Ichnos License Agreement was not the acquisition of a business, as substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset “ISB 830-X8”, referred to by the Company as the STAR-0310 candidate. STAR-0310 is STAR-0310 candidate engineered with YTE half-life extension technology.

The Company determined that the cost to acquire the Licensed Intellectual Property assets was $15.2 million, primarily based on the fair value of the upfront license fee of $15.0 million and external legal fees of $0.2 million attributable to the acquired IPR&D. As the STAR-0310 candidate had not, at the time of the Ichnos License Agreement, received regulatory approval in any territory, the cost attributable to the IPR&D was expensed in the Company’s consolidated statements of operations and comprehensive loss for the year ended December 31, 2023 as the acquired IPR&D had no alternative future use, as determined by the Company in accordance with U.S. GAAP.

Financing Costs

Costs incurred in connection with the issuance of equity units and shares are recorded as a reduction of proceeds to the equity carrying value. The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process financings as deferred offering costs until such financings are consummated. After consummation of the financing, these costs are recorded as a reduction of the proceeds received from the financing. If a planned financing is abandoned, the deferred offering costs are expensed immediately as a charge to operating expenses in the consolidated statement of operations and comprehensive loss. There were no deferred offering costs on the Company’s consolidated balance sheet at December 31, 2024 and December 31, 2023.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies and adopted by the Company as of the specified effective date.

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which reduced the number of accounting models for convertible debt instruments and convertible preferred stock as well as amended the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 was effective for the Company for the fiscal year beginning on January 1, 2024, with early adoption permitted. The Company adopted this standard on January 1, 2024 with no material impact on the consolidated financial statements.

In November 2023, the FASB issued Accounting Standards Update 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in this update improve reportable segment disclosure requirements through enhanced disclosures about significant segment expenses. All disclosure requirements of the update are required for entities with a single reportable segment. The amendments were effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and are required to be applied on a retrospective basis to all periods presented. Refer to Note 11, “Segment Reporting”, for additional disclosures related to this new standard.

Recently Issued Accounting Pronouncements – Not Yet Adopted

In October 2023, the FASB issued Accounting Standards Update 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”), which incorporates certain United States Securities and Exchange Commission (“SEC”) disclosure requirements into the Accounting Standards Codification (“ASC”). The amendments in ASU 2023-06 are expected to clarify or improve disclosure and presentation requirements of a variety of topics, allow investors to more easily compare entities subject to the SEC’s existing disclosure requirements with those entities that were not previously subject to the requirements, and align the requirements in the ASC with the SEC’s regulations. The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. The amendments in ASU 2023-06 should be applied prospectively. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In December 2023, the FASB issued Accounting Standards Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). This guidance is intended to enhance the transparency and decision-usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to disclosure regarding rate reconciliation and income taxes paid both in the United States and in foreign jurisdictions. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statement disclosures.

In November 2024, the FASB issued Accounting Standards Update 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). The amendments in ASU 2024-03 require public entities to disclose in a tabular format, on an annual and interim basis, the amounts of inventory purchases, employee compensation, depreciation and intangible asset amortization included in each income statement line item that contains those expenses. In January 2025, the FASB issued Accounting Standards Update 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) (“ASU 2025-01”). ASU 2025-01 amends the effective date of ASU 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of ASU 2024-03 is permitted. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statement disclosures.

3.	Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that have been measured at fair value and indicates the fair value hierarchy of the valuation inputs utilized to determine such fair value. During the years ended December 31, 2024 and 2023, there were no transfers between Level 1, Level 2 and Level 3.

Below is a summary of assets and liabilities measured at fair value on a recurring basis (in thousands):

	As of December 31, 2024
	Quoted Prices	Significant	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Cash and cash equivalents:
Money market funds	$30,610	$-	$-	$30,610
Short-term investments:
Treasury notes	129,197	-	-	129,197
Reverse repurchase agreements	-	100,000	-	100,000
Treasury bills	39,115	-	-	39,115
Total	$198,922	$100,000	$-	$298,922

	As of December 31, 2023
	Quoted Prices	Significant	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Cash and cash equivalents:
Money market funds	$7,709	$-	$-	$7,709
Short-term investments:
Reverse repurchase agreements	-	71,000	-	71,000
Total	$7,709	$71,000	$-	$78,709

At December 31, 2024 and 2023, cash equivalents approximated their fair value due to their short-term nature.

4.	Short-Term Investments

The following tables summarize short-term investments (in thousands):

		Gross Unrealized	Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
December 31, 2024
Treasury notes	$129,064	$136	$(3)	$129,197
Reverse repurchase agreements	100,000	-	-	100,000
Treasury bills	39,085	31	(1)	39,115
Total	$268,149	$167	$(4)	$268,312

		Gross Unrealized	Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
December 31, 2023
Reverse repurchase agreements	$71,000	$-	$-	$71,000
Total	$71,000	$-	$-	$71,000

The contractual maturities of all short-term investments held at December 31, 2024 and December 31, 2023 were one year or less. There were two short-term investments in an unrealized loss position at December 31, 2024 with an aggregate value of $9.8 million. There were no short-term investments in an unrealized loss position at December 31, 2023. These investments were in a loss position for less than 12 months and the Company considered the loss to be temporary in nature. The Company considered the decline in market value for these securities to be primarily attributable to economic and market conditions.

Gross realized gains and losses on the sales of short-term investments are included in other income, net. Unrealized holding gains or losses for the period that have been included in accumulated other comprehensive income, as well as gains and losses reclassified out of accumulated other comprehensive income into other income, net, were not material to the Company’s consolidated results of operations. The cost of investments sold or the amount reclassified out of the accumulated other comprehensive income into other income, net is based on the specific identification method for purposes of recording realized gains and losses. All proceeds in the years ended December 31, 2024 and 2023 related to maturities of underlying investments. The gains on proceeds from maturities of short-term investments were not material to the Company’s consolidated results of operations for the years ended December 31, 2024 and 2023.

5.	Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,	December 31,
	2024	2023
Accrued contracted costs	$6,187	$3,861
Accrued compensation	5,084	4,047
Accrued professional fees	1,963	1,485
Accrued other	193	315
Total	$13,427	$9,708

6.	Commitments

On January 3, 2024, the Company entered into a sublease agreement (the “Sublease”) with Duck Creek Technologies LLC to occupy 30,110 square feet of office space in Boston, Massachusetts to replace its existing office space. The Sublease commenced on June 1, 2024 and will end on November 30, 2028 (or on such earlier date as the term may cease or expire as set forth in the Sublease). The Company concluded that the Sublease was an operating lease and recognized a lease liability and right-of-use (“ROU”) asset of approximately $5.8 million at the inception of the Sublease. The lease liability represents the present value of the remaining lease payments, discounted using the Company’s estimated incremental borrowing rate of 7.49%. The ROU asset represents the lease liability adjusted for any prepaid and accrued rent payments. The Sublease is secured by a security deposit of $0.4 million. As of December 31, 2024, the remaining lease term of the Sublease was 3.9 years. As of December 31, 2024, minimum lease payments under the Company’s operating leases are summarized as follows (in thousands):

Period Ending December 31,	Amount
2025	1,446
2026	1,608
2027	1,640
2028	1,531
Total lease payments	$6,225
Less: imputed interest	(872)
Total operating lease liabilities	$5,353

Rent expense was $1.3 million and $0.6 million for the years ended December 31, 2024 and 2023, respectively. Lease payments were $1.0 million and $0.7 million for the years ended December 31, 2024 and 2023, respectively.

7.	Stockholders’ Equity

Preferred Stock

Under the Company’s amended and restated certificate of incorporation, the Company has 5,000,000 shares of preferred stock authorized for issuance, with a $0.001 par value per share. Preferred stock may be issued from time to time in one or more series, each series to have such terms as stated or expressed in the resolutions providing for the issue of such series adopted by the board of directors of the Company (the “Board of Directors”). Preferred stock which may be redeemed, purchased or acquired by the Company may be reissued except as otherwise provided by law. As of December 31, 2024, the Company had 31,107 shares of Series X Preferred Stock outstanding. Each share of Series X Preferred Stock is convertible into 166.67 shares of common stock and therefore the number of shares of underlying common stock issuable upon conversion of the Series X Preferred Stock is 5,184,591.

Outstanding Warrants

The Company accounted for warrants to purchase its stock pursuant to ASC Topic 470, Debt, and ASC Topic 480, Distinguishing Liabilities from Equity, and classifies warrants for common stock and preferred stock as liabilities or equity. Warrants classified as liabilities are reported at their estimated fair value and any changes in fair value are reflected in research and development expense. Warrants classified as equity are reported at their estimated fair value with no subsequent remeasurement. As of December 31, 2024 and 2023, all outstanding warrants were classified as equity.

The following table presents information about warrants that are issued and outstanding at December 31, 2024:

Year Issued	Equity Instrument	Warrants Outstanding	Exercise Price	Date of Expiration
2023 (1)	Common Stock	6,796,280	$8.03	10/16/2028
Total		6,796,280
Weighted average exercise price			$8.03
Weighted average life in years				3.79

(1) 1,571,093 pre-funded warrants were issued in 2023 with an exercise price of $0.001 per share and are exercisable until all pre-funded warrants are exercised in full. 1,571,093 pre-funded warrants were outstanding as of December 31, 2024 and are not included in the table above.

Common Stock

As of December 31, 2024, the Company had 150,000,000 shares of common stock authorized for issuance, $0.001 par value per share, with 56,434,219 shares issued and outstanding.The voting, dividend and liquidation rights of holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of any outstanding preferred stock.

Reserved for Future Issuance

The Company has reserved the following shares of common stock for future issuance:

	December 31,	December 31,
	2024	2023
Reserved under the 2015 Second Amended and Restated Stock Incentive Plan and the 2022 Inducement Stock Incentive Plan	8,849,170	5,334,301
Warrants for the purchase of common stock	8,367,373	9,271,689
Options outstanding to purchase common stock	6,850,889	3,553,969
Series X Preferred Stock	5,184,591	5,184,591
Reserved under the employee stock purchase plan	49,139	43,060
Total	29,301,162	23,387,610

8.	Stock-Based Compensation

2015 Second Amended and Restated Equity Incentive Plan

Prior to the Company’s initial public offering in June 2015 (the “IPO”), the Company granted awards to eligible participants under its 2008 Equity Incentive Plan. In May 2015, the Board of Directors adopted and, in June 2015, the Company’s stockholders approved the 2015 Stock Incentive Plan, as amended and amended and restated since the IPO (“2015 Plan”), which became effective immediately prior to the effectiveness of the IPO. Subsequent to the IPO, no option grants have been awarded to eligible participants under the 2008 Equity Incentive Plan.

The 2015 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units, stock appreciation rights and other stock-based awards. The Company’s employees, officers, directors and consultants and advisors are eligible to receive awards under the 2015 Plan.

Terms of stock option agreements, including vesting requirements, are determined by the Company’s board of directors, subject to the provisions of the applicable stock incentive plan. Options granted by the Company generally vest ratably over four years, with a one-year cliff, and options are exercisable from the date of grant for a period of ten years. As of December 31, 2024, options to purchase 5,378,672 shares of common stock are outstanding and 7,554,324 shares of common stock remain available for issuance under the 2015 Plan, all of which shares of common stock are reserved for issuance.

2022 Inducement Stock Incentive Plan

On February 17, 2022, the Board of Directors adopted the 2022 Inducement Stock Incentive Plan (the “Inducement Plan”). The Inducement Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards with respect to an aggregate of 300,000 shares of the Company’s common stock. Awards under the Inducement Plan may only be granted to persons who (a) were not previously an employee or director of the Company or (b) are commencing employment with the Company following a bona fide period of non-employment, in either case as an inducement material to the individual’s entering into employment with the Company and in accordance with the requirements of Nasdaq Stock Market Rule 5635(c)(4).

 The Board of Directors approved amendments to the Inducement Plan to increase the number of shares of common stock authorized for issuance by 1,400,000 shares of common stock in the year ended December 31, 2023 and 1,100,000 shares of common stock in the year ended December 31, 2024. As of December 31, 2024, options to purchase 1,472,217 shares of common stock are outstanding and 1,294,846 shares of common stock remain available for issuance under the Inducement Plan, all of which shares of common stock are reserved for issuance.

Stock Option Activity

A summary of the Company’s stock option activity and related information for employees and non-employees follows:

			Weighted
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
	Shares	Price	Term (years)	(in thousands)
Outstanding at December 31, 2023	3,553,969	$13.59	8.39	$1,912
Granted	3,644,675	$13.90
Exercised	(36,539)	$5.21
Cancelled or forfeited	(309,544)	$12.52
Expired	(1,672)	$414.04
Outstanding at December 31, 2024	6,850,889	$13.75	8.31	$2,946
Vested and exercisable at December 31, 2024	2,206,580	$15.15	7.05	$1,878
Vested and expected to vest at December 31, 2024	6,850,889	$13.75	8.31	$2,946

The total intrinsic value of options exercised in the years ended December 31, 2024 and 2023 was $0.2 million and $0.5 million, respectively. The total grant date fair value of stock options vested for the year ended December 31, 2024 and 2023 was $8.6 million and $4.4 million, respectively. The weighted-average grant date fair value of options granted to employees and non-employees for the years ended December 31, 2024 and 2023 was $9.51 and $7.20 per share, respectively.

At December 31, 2024, the total unrecognized compensation expense related to unvested stock option awards was $33.2 million. The Company expects to recognize that cost over a weighted-average period of approximately 2.9 years.

Stock-Based Compensation Expense

During the years ended December 31, 2024 and 2023, the Company recorded stock-based compensation expense for employee and non-employee stock options and restricted stock, which was allocated as follows in the statements of operations (in thousands):

	Year Ended December 31,
	2024	2023
Research and development	$3,782	$1,304
General and administrative	9,260	5,010
Total	$13,042	$6,314

No related tax benefits were recognized for the years ended December 31, 2024 and 2023.

The fair value of stock options granted to employees and non-employees was estimated using the Black-Scholes option-pricing model based on the following assumptions:

	Year Ended December 31,
	2024	2023

Weighted-average expected volatility	74.32%-76.4%	65.86%-73.68%
Expected term (in years)	5.5-6.25	5.5-6.25
Risk-free interest rate	3.53%-4.59%	3.42%-4.67%
Expected dividend yield	0%	0%

9.	Income Taxes

For the years ended December 31, 2024 and 2023, the Company did not record a provision for federal or state income taxes as it has incurred cumulative net operating losses since inception.

A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is as follows for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Federal income tax (benefit) at statutory rate	21.00%	21.00%
Permanent differences	(0.07)	(0.12)
Federal research and development credits and adjustments	5.43	3.44
State income tax, net of federal benefit	6.34	6.25
Stock compensation	(1.76)	(1.61)
Other	(0.39)	0.05
Change in valuation allowance	(30.55)	(29.01)
Effective income tax rate	-%	-%

The Company’s deferred tax assets consisted of the following (in thousands):

	Year Ended December 31,
	2024	2023
Deferred tax assets
Net operating loss carryforwards	$93,650	$85,734
Tax credit carryforwards	19,719	14,576
Capitalized research and development	31,719	16,927
Capitalized licenses	3,714	4,041
Capitalized legal expenses	816	918
Lease liability	1,442	90
Other differences	3,846	2,587
Total gross deferred tax assets	154,906	124,873
Less valuation allowance	(153,529)	(124,774)
Net deferred tax assets	1,377	99
Deferred tax liabilities
ROU asset	(1,377)	(99)
Net deferred taxes	$-	$-

For taxable years beginning after December 31, 2021, the Tax Cuts and Jobs Act (the “Tax Act”) eliminated the option to deduct research and development expenditures in the current year and requires taxpayers to capitalize such expenses pursuant to the Internal Revenue Code of 1986, as amended (“IRC”) Section 174. As a result of this provision of the Tax Act, deferred tax assets related to capitalized research expenses pursuant to IRC Section 174 increased to approximately $31.7 million for the year ended December 31, 2024, and $16.9 million for the year ended December 31, 2023.

The Company recorded an increase to the valuation allowance of $28.8 million during the year ended December 31, 2024 due primarily to the federal and state net operating losses and tax credits generated in the current year. The Company recorded an increase to the valuation allowance of $21.1 million during the year ended December 31, 2023, which was also primarily due to the federal and state net operating losses, and tax credits generated.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible. Due to the Company’s history of losses and expectation of future losses, the deferred tax assets were fully offset by a valuation allowance at December 31, 2024 and 2023.

As of December 31, 2024, the Company had approximately $340.8 million of federal and $349.5 million of state net operating loss respectively, which may be available to offset future taxable income, if any, of which $150.6 million of federal and $349.5 million of state carryforwards will expire at various dates from 2028 through 2044. Additionally, $190.2 million of federal net operating loss carryforwards will carry forward indefinitely. The Company had $16.4 million of federal and $4.2 million of state tax credit carryforwards available to reduce future tax liabilities as of December 31, 2024, which will expire at varying times through the year 2044.

The IRC provides for a limitation of the annual use of net operating losses and other tax attributes (such as research and development tax credit carryforwards) following certain ownership changes (as defined by the IRC) that could limit the Company’s ability to utilize these carryforwards. The Company has completed a study through December 31, 2022 to assess whether an ownership change under Section 382 of the IRC has occurred and as a result the Astria federal and state net operating loss and research and development credit carryforwards are significantly limited for use. Accordingly, the Company’s ability to utilize the aforementioned carryforwards are limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes. Therefore, the Company will not be able to take full advantage of all of its current carryforwards for federal or state income tax purposes.

As of December 31, 2024 and 2023, the Company did not have any significant unrecognized tax benefits. Interest and penalty charges, if any, related to uncertain tax positions would be classified as income tax expenses in the accompanying consolidated statements of operations. The Company has not had any accrued interest or penalties related to uncertain tax positions.

The federal and state income tax returns are generally subject to tax examinations for the tax years ended December 31, 2021 through December 31, 2024. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state taxing authorities to the extent utilized in a future period.

10.	Defined Contribution Benefit Plan

The Company offers a defined-contribution savings plan under Section 401(k) of the IRC., in which substantially all of its employees are eligible to participate. Participants may contribute a percentage of their annual compensation to this plan, subject to statutory limitations. In 2023, the Company matched 100% of an employee’s 401(k) contributions up to $4,000. Beginning on January 1, 2024, the Company matched the higher of: 100% of an employee’s 401(k) contributions up to $4,000 or 50% of an employee’s 401(k) contributions up to a maximum of 5% of the participant’s salary, subject to employer match limitations under the IRC. The Company provided $0.4 million and $0.2 million in matching contributions during the years ended December 31, 2024 and 2023, respectively.

11.	Segment Reporting

The Company operates and manages its business as one reportable segment and one operating segment focused on the discovery, development and commercialization of novel therapeutics for allergic and immunological diseases. The CODM assesses performance for the segment and decides how to allocate resources based on consolidated net loss that is also reported on the consolidated statements of operations.

The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. All material long-lived assets are located in the United States. Long-lived assets consist of property and equipment, net, and operating lease right-of-use assets.

The CODM uses consolidated net loss to evaluate the Company’s spend and monitor budget versus actual results. The monitoring of budgeted versus actual results is used in assessing performance of the segment and in establishing resource allocation across the organization.

Factors used in determining the reportable segment include the nature of the Company’s operating activities, the organizational and reporting structure and the type of information reviewed by the CODM to allocate resources and evaluate financial performance. The accounting policies of the segment are the same as those described in Note 2, “Summary of Significant Accounting Policies”.

The following table presents reportable segment profit and loss, including significant expense categories, attributable to the Company’s reportable segment for the periods presented:

	Year Ended December 31,
	2024	2023
Expenses[1]:
Research and development:
Navenibart	$32,401	$24,186
STAR-0310	15,497	677
Employee expenses	14,415	9,859
General and administrative:
Program support[2]	1,021	476
Employee expenses	11,575	9,128
Stock-based compensation expense	12,907	6,313
Consulting and professional services expenses	17,952	9,382
Other segment expenses[3]	5,790	7,810
Acquired in-process research and development[4]	-	15,199
Other income, net[5]	(17,298)	(10,139)
Segment net loss	$94,260	$72,891

(1) The significant expense categories and amounts align with segment level information that is regularly provided to the CODM.
(2) General and administrative program support expense includes commercial costs incurred in support of navenibart and STAR-0310, and patient advocacy costs incurred in support of navenibart and STAR-0310.
(3) Other segment expense includes: costs incurred in support of overall research and development activities and non-specific programs, facilities expense, office expense, insurance expense and depreciation and amortization.
(4) Acquired in-process research and development includes expense associated with entering into a license agreement as discussed in Note 1, “Organization and Operations”.
(5) Other income, net, consists primarily of interest income on investments, as further described in Note 4, “Short-Term Investments”. For the years ended December 31, 2024 and 2023, the Company recognized interest income of $17.4 million and $10.2 million, respectively.

12.	Subsequent Events

The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence for certain estimates and to identify matters that require additional disclosure. Subsequent events have been evaluated as required.